EXHIBIT 99.1

ELITE PHARMACEUTICALS ANNOUNCES IND FILING FOR ABUSE-RESISTANT TECHNOLOGY FOR NARCOTIC ANALGESICS

    NORTHVALE, N.J., April 26 /PRNewswire-FirstCall/ -- Elite Pharmaceuticals, Inc. ("Elite" or the "Company") (Amex: ELI) announced that its subsidiary, Elite Laboratories, Inc. ("Elite Labs"), filed an Investigational New Drug (IND) application for an abuse-resistant oxycodone product utilizing Elite's proprietary abuse-resistant technology (ART(TM)). Elite's ART(TM) incorporates an opioid antagonist and is designed to discourage and reduce abuse of narcotic analgesic medications by making the products more difficult to abuse when crushed, damaged or otherwise manipulated. No assurance can be given that the IND will be approved by the FDA.

    Commenting on the companies first IND submission, Bernard Berk, Chairman and CEO of Elite said, "This IND submission is especially gratifying knowing that there is a large unmet medical need to provide the medical practitioner with better, safer and most of all more abuse resistant pain products which offer a more effective way to treat patients who are legitimately seeking pain relief. We are all concerned about the growing problem of opioid abuse especially among young people today. Elite remains dedicated to advancing our novel, controlled release delivery systems and abuse-resistant know-how, and to the application of its resources to complete the clinical program in a timely manner. Elite's ART(TM) can be applied not only to oxycodone, but also to many other opioids, thereby potentially addressing a greater overall market than the $2 billion addressable market of oxycodone."

    ABOUT ELITE PHARMACEUTICALS

    Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacture of oral, controlled release products. Elite develops controlled release products using proprietary technology and licenses these products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has one product currently being sold commercially and a pipeline of six drug products under development in the therapeutic areas that include cardiovascular, pain management, allergy and infection. The addressable market for Elite's pipeline of products exceeds $2 billion. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

    This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for product efficacy and product development, that involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in the Company's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

SOURCE ELITE PHARMACEUTICALS, INC.
WEB SITE: http://www.elitepharma.com